FILED
                                                            88 FEB 29 PM 12:07
                                                            Secretary of State
                                                           Tallahassee, Florida


                            Articles of Incorporation
                                       of
                               Mergers R US, Inc.

First:   The name of the Corporation is Mergers R US, Inc. ( the  "Corporation")

Second: This Corporation is organized for the purpose of transacting any and all lawful business for which corporations may be formed under Chapter 607 of the Florida Statutes.

Third: The Corporation is authorized to issue 750,000,000 shares of common stock, par value $.0001 per share and 5,000,000 shares of preferred stock, $.01 par value.

Fourth: The street address of the initial registered office of the Corporation is: 2 South Biscayne Boulevard, Suite 3333, Miami, Florida 33131 and the name of the initial registered agent of the Corporation at that address is: James S. Cassel.

Fifth: The Corporation expressly elects not to be governed by Florida Statute 607.108, as amended from time to tome, relating to affiliated transactions.

Sixth: The Corporation expressly elects not to be governed by Florida Statue 607.109, as amended from time to time, relating to control share acquisitions.

Seventh: The Corporation shall indemnify, to the fullest extent permitted by Florida Statute ss.607.104 ( 1987 ), as amended from time to time, any director or officer of the Corporation who is a party, or is threatened to be made a party, to any proceeding, which is a threatened, pending, or completed action or suit, brought against a director in his official capacity as a director. The Corporation shall not indemnify any such director or officer, in any action or suit, threatened, pending or completed, brought by him against the
          Corporation, in the event the officer or director is not the prevailing party. Indemnification of any other persons, such as employees of agents of the Corporation, or serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, shall be determined in the sole and absolute discretion of the Board of Directors of the Corporation.

          Pursuant  to  Florida   Statute   ss.607.014(9),   no  court   ordered
          indemnification shall, any circumstances, be permitted.



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Eighth:   The  Corporation  shall have one director  initially and the number of directors may be increased or diminished from time to time as provided in the Bylaws but shall never be less than one. The name and address of the initial director of the Corporation is: Bradley W. Cassel, 6790 S.W. 76th Terrace, Miami, Florida 33143.

Ninth:    The name and address of the incorporator of this Corporation is: James
          S. Cassel, Broad and Cassel, 2 South Biscayne Boulevard, Suite 3333, Miami, Florida 33131.

Tenth:    The duration of this Corporation is perpetual.

     IN WITNESS WHEREOF, the undersigned subscriber has executed these Articles of Incorporation this 26th day of February, 1988.



                                                /s/ James S. Cassel
                                               James S. Cassel, Incorporator


State of Florida           )
                           )    SS:
County of Dade             )

     BEFORE ME, a notary public authorized to take acknowledgments in the State and County set above, personally appeared James S. Cassel, known to me and known by me to be the person who executed the foregoing Articles of Incorporation, and he acknowledged before me that he executed those Articles of Incorporation.

     IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal, in the State and County aforesaid, this 26th day of February, 1988.


                                                      /s/ name unreadable
                                                       Notary Public,
                                                       State of Florida at Large

                                                        My Commission Expires:

                                                          ----------------
                                                  Notary public State of Florida
                                             My Commission Expires OCT. 15, 1990





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